As filed with the Securities and Exchange Commission on May 29, 2009
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

Endo Pharmaceuticals Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4022871
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
100 Endo Boulevard Chadds Ford, PA 19317
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

Endo Pharmaceuticals Holdings Inc. Stock Option Agreement (Levin) Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement (Levin)
(Full Title of the Plans)

Caroline B. Manogue Executive Vice President, Chief Legal Officer and Secretary Endo Pharmaceuticals Holdings Inc. 100 Endo Boulevard Chadds Ford, Pennsylvania 19317 (610) 558-9800
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Eileen T. Nugent Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	123,500 shares (3)	$16.27	$2,009,345	$112.13
(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which may become issuable under the above-named employee benefit plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, such computation is based on the average of the high and low prices for a share of the registrant’s common stock on May 26, 2009, as reported on the Nasdaq Stock Market (within 5 business days prior to filing this Registration Statement).

(3) Of the 123,500 shares, 80,000 shares are issuable upon the exercise of stock options granted under the Endo Pharmaceuticals Holdings Inc. Stock Option Agreement and 43,500 shares are issuable upon the settlement of restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement.

EXPLANATORY NOTE

This Registration Statement (this “Registration Statement”) registers 80,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Endo Pharmaceuticals Holdings Inc. (the “Company” or the “Registrant”) that may be issued upon the exercise of options granted under the Endo Pharmaceuticals Holdings Inc. Stock Option Agreement, dated June 1, 2009, between the Company and Alan Levin and 43,500 shares of Common Stock that may be issued upon the settlement of restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement, dated June 1, 2009, between the Company and Alan Levin, in each case, in connection with Alan Levin’s appointment as the Executive Vice President and Chief Financial Officer of the Company, effective on June 1, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act of 1933”) and the Note to Part I of Form S-8.  The documents containing the information specified in Part I will delivered in accordance with Rule 428(b) (1) under the Securities Act of 1933. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009 (the “Form 10-K”), that contains audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2008;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

(c)	The Company’s Current Report on Form 8-K, filed with the SEC on May 8, 2009;

(d)	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2009;

(e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”) since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(f)
The description of the Common Stock contained in the registration statement on Form 8-A, filed with the SEC on July 12, 2000, by the Company to register such securities under the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

As authorized by section 145 of the Delaware General Corporation Law, each director and officer of a corporation may be indemnified by the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred regarding the defense or settlement of threatened, pending or completed legal proceedings. Each director or officer will have the right of indemnification if he or she:

•	is involved in the legal proceeding because he or she is or was a director or officer of the corporation;

•	acted in good faith and in a manner that he or she reasonably believed was in the best interests of the corporation; and

•	in a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     However, if the legal proceeding is by or in the right of the corporation, the director or officer may not be indemnified for claims, issues or matters as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless a court determines otherwise.

     Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation contains provisions that authorize the indemnification and the advancement of expenses of directors and officers. Under article SIXTH, the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law against expenses, judgments, fines and amounts paid in settlement. In addition, this right of indemnification continues to persons who have ceased to be the Company’s directors or officers and to his or her heirs, executors and personal and legal representatives. However, unless the legal proceeding was authorized or consented to by the Company’s board of directors, the Company is not obligated to indemnify a director or officer, or his or her heirs, executors or personal or legal representatives, regarding the proceeding initiated by the same director or officer, or his or her heirs, executors or personal or legal representatives. Finally, article SIXTH provides that a repeal or modification of article SIXTH by the stockholders must not adversely affect the rights to indemnification of directors and officers regarding any acts or omissions that occurred before the repeal or modification.

     Set forth below are material provisions of article EIGHTH of the Company’s Amended and Restated By-Laws that authorize the indemnification of directors and officers:

•
Section 1 of article EIGHTH states that the Company will generally indemnify any person that is party to any action by reason of such person’s position as a director or officer of the Company if such person acted in good faith and in the best interests of the Company.

•
Section 2 of article EIGHTH states that in suits by or in right of the Company, if a director or officer is adjudged to be liable to the Company by a court of law there would be no right of indemnification unless the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity.

•
Section 3 of article EIGHTH states that authorization as to whether a director or officer should be indemnified is made (a) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (b) by independent legal counsel in a written opinion if there are no directors who are not parties to the action, suit or proceeding, or (c) by the stockholders. However, if a director or officer has been successful on the merits or defense of the action, suit or proceeding, then that person will be indemnified without authorization.

•	Section 5 of article EIGHTH states that directors or officers may apply to the Court of Chancery in the State of Delaware for indemnification.

•
Section 6 of article EIGHTH states that the directors and officers have the right to be reimbursed for the expenses incurred in defending or participating in a legal proceeding in advance of the proceeding’s final disposition.

•
Section 8 of article EIGHTH states that the Company may purchase and maintain insurance on behalf of persons who are or were directors or officers whether or not we would have the power or the obligation to indemnify those persons.

As permitted by Delaware law, the Company has entered into indemnification agreements with all of its directors and named executive officers, which in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, will require the Company to, among other things, indemnify, to the fullest extent permitted by Delaware law, for expenses, attorneys' fees, judgments and certain other amounts actually and reasonably incurred by an indemnitee by reason of such indemnitee's position as a director or officer of the Company and with respect to proceedings to which an indemnitee is not a party but is a witness or otherwise asked to participate by reason of such indemnitee's position as a director or officer of the Company.  The Company intends to enter into indemnification agreements with any new directors and named executive officers in the future.

In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of Endo Pharmaceuticals Holdings Inc., dated June 26, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 10-Q for the Quarter ended June 30, 2008 filed with the Commission on August 1, 2008).

3.2
Amended and Restated By-laws of Endo Pharmaceuticals Holdings Inc., dated March 25, 2008 (incorporated herein by reference to Exhibit 3.2 of the Form 10-Q for the Quarter ended March 31, 2008 filed with the Commission on May 2, 2008).

4.1
Specimen Common Stock Certificate representing shares of the common stock, $.01 par value per share of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 4.3 of the Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000).

4.2	Form of Endo Pharmaceuticals Holdings Inc. Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Commission on May 8, 2009).

4.3
Form of Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Commission on May 8, 2009).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference herein.

(2)           That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chadds Ford, Commonwealth of Pennsylvania, on May 29, 2009.

ENDO PHARMACEUTICALS HOLDINGS INC.
By:	/s/ Caroline B. Manogue
Name: Caroline B. Manogue
Title: Executive Vice President, Chief Legal Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Caroline B. Manogue, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 (this "Registration Statement"), and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David P. Holveck	President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2009
David P. Holveck

/s/ Roger H. Kimmel	Chairman and Director	May 29, 2009
Roger H. Kimmel

/s/ John J. Delucca	Director	May 29, 2009
John J. Delucca

/s/ Nancy J. Hutson, Ph.D.	Director	May 29, 2009
Nancy J. Hutson, Ph.D.

/s/ Michael Hyatt	Director	May 29, 2009
Michael Hyatt

/s/ Clive A. Meanwell, M.D., Ph.D.	Director	May 29, 2009
Clive A. Meanwell, M.D., Ph.D.

/s/ William P. Montague	Director	May 29, 2009
William P. Montague

/s/ Joseph C. Scodari	Director	May 29, 2009
Joseph C. Scodari

/s/ William F. Spengler	Director	May 29, 2009
William F. Spengler

EXHIBIT INDEX

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of Endo Pharmaceuticals Holdings Inc., dated June 26, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 10-Q for the Quarter ended June 30, 2008 filed with the Commission on August 1, 2008).

3.2
Amended and Restated By-laws of Endo Pharmaceuticals Holdings Inc., dated March 25, 2008 (incorporated herein by reference to Exhibit 3.2 of the Form 10-Q for the Quarter ended March 31, 2008 filed with the Commission on May 2, 2008).

4.1
Specimen Common Stock Certificate representing shares of the common stock, $.01 par value per share of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 4.3 of the Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000).

4.2	Form of Endo Pharmaceuticals Holdings Inc. Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Commission on May 8, 2009).

4.3
Form of Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Commission on May 8, 2009).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).